Exhibit 99.1

Bionovo Announces Development Plans for Menopausal Hot Flash Drug Candidate, Menerba (MF101), Following FDA Meetings

EMERYVILLE, California, December 3, 2008-- Bionovo, Inc. (Nasdaq: BNVI) today announced that the FDA has reviewed the company’s manufacturing and control process descriptions (CMC), and has provided guidance on how Bionovo can move forward with the development of Menerba (formerly named MF101) for menopausal hot flashes.

“We have concluded three CMC discussions with the FDA, and are moving to address the Agency’s recommendations for further development of Menerba. The recommendations with respect to the analytical characterization were made by the Pre-Marketing division of the Agency, in order to ensure continuous drug consistency. There are some areas of the drug development process requiring further discussion on how to best implement the Agency’s Guidance for Industry for Botanical Drug Products. Bionovo will be moving with all possible diligence to reach agreement on these areas with the FDA. We will start manufacturing the clinical material using the commercial process immediately. During these discussions no concerns were expressed about  either the safety nor the efficacy of Menerba,” said Dr. Isaac Cohen, Bionovo’s Chairman and CEO.

Bionovo completed a multicenter Phase 2, double-blind, placebo-controlled randomized clinical trial evaluating Menerba for the treatment of hot flashes in 217 healthy post-menopausal women enrolled at 6 clinical sites in the U.S. The principal investigator of the trial was Dr. Deborah Grady from the University of California, San Francisco. Menerba showed a statistically significant reduction in the number of hot flashes after 12 weeks of treatment (-62%, p=0.05) and had a statistically significant reduction in night time awakenings from hot flashes (-67%, p=0.05). There was no difference in uterine bleeding between treatment groups and placebo, and no uterine abnormalities were observed during the study. The only side effect observed was mild loose stools (12% in treatment group vs. 3% in the placebo group). To date, no significant toxicities have been observed in any of the animal studies with doses ranging from 2,000 mg/kg/day in dogs to 16,000 mg/kg/day in rodents.

“The positive results of Menerba to date are very encouraging. Our discussions with the FDA clinical staff, our Scientific Advisory Board, our clinical investigators, and our reception at the many scientific conferences at which we have presented – all have served to strengthen our confidence that Bionovo’s Menerba will be able to provide menopausal women with a safe and efficacious alternative to the existing drugs on the market. This is particularly important because all current drugs for hot flashes carry six black box warnings by the FDA for potentially serious adverse events. As a next step, we have plans to meet with the clinical review team at the FDA to reach an agreement on the clinical path forward,” said Dr. Mary Tagliaferri, M.D., Bionovo’s President and Chief Medical Officer.

“Menerba provides a true paradigm shift in the treatment of menopausal hot flashes. The novel mechanism of action, the exciting preclinical and clinical safety, and the early efficacy are encouraging. I believe swift development is warranted so we can provide women with an alternative to hormone therapy,” said Wulf Utian, M.D., Ph.D., D.Sc. Founder and President Emeritus of the North American Menopause Society and Menerba’s Principal Clinical Investigator.

The Company expects to initiate clinical trials by the second quarter of 2009 subject to FDA review.

About Menerba

Menerba is an estrogen receptor (ER) beta selective drug developed as an alternative to postmenopausal hormone products currently on the market, which are both ER beta and ER alpha agonists that have been shown to increase the risk for breast and uterine cancers. It has been shown that the increased risk of breast and uterine cancers is associated with ER alpha activation and that ER beta blocks the growth promoting effects on breast cancer cells.  Bionovo recognized the opportunity to commercialize a product that would be equally effective, with an improved safety profile compared to traditional hormone therapy. The clinical trial results have been evaluated by an independent Data and Safety Monitoring Board and the drug candidate has passed through a standard two-phase examination for safety.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Company Contacts:

Claire Fong
Tom Chesterman

Tel: 510.601.2000
investor@bionovo.com